Exhibit 99.1

Final:  For Release

NEW YORK & COMPANY, INC. REPORTS FIRST QUARTER SALES RESULTS

Company Increases Earnings Outlook

Earnings Expected to Increase 25% in the First Quarter

New York, NY — May 8, 2008 — New York & Company, Inc. [NYSE:NWY], is a specialty apparel chain with 586 retail stores.  Unless otherwise noted, the sales and results of operations discussed below are for the Company’s continuing operations only, the New York & Company brand.

Net sales for the thirteen-week period ended May 3, 2008 decreased 1.5% to $270.1 million, as compared to $274.2 million for the thirteen-week period ended May 5, 2007.  Comparable store sales decreased 6.6% for the thirteen-week period ended May 3, 2008 as compared to a comparable store sales decrease of 0.7% for the thirteen-week period ended May 5, 2007.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated: “We are pleased with our first quarter results, which demonstrate that our strategies in merchandising and inventory management are generating positive results for our Company despite the challenging environment.  Our spring assortments are resonating well with consumers and while the elimination of non-brand building promotions affected our comparable store sales early in the quarter, sales rebounded solidly in April and we expect to exceed our margin goals for the period.  As a result we have raised our first quarter earnings expectations.”

The Company currently expects earnings per diluted share to increase to approximately $0.10 for the first quarter representing a 25% increase in earnings per diluted share as compared to $0.08 in the prior year’s first quarter.  This result is due to improvement in gross margins offsetting the impact of expected lower comparable store sales.

The Company opened 10 new stores and closed two stores during the quarter, ending the quarter with 586 stores and 3.3 million selling square feet in operation.

The Company plans to report first quarter fiscal year 2008 actual results on Thursday May 22, 2008.

Conference Call Information

To listen to New York & Company’s pre-recorded first quarter sales message beginning today, Thursday, May 8, 2008 at 8:00 am DST, please dial (800) 642-1687 followed by the conference identification number #46388913.

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,”

“estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully and the potential lack of availability of suitable store locations on acceptable terms; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends, develop new merchandise and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain, recruit and train key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor, including federal and state minimum wage rates; (x) our reliance on foreign sources of production, including the disruption of imports by labor disputes, political instability, legal and regulatory matters, duties, taxes, other charges and quotas on imports, local business practices, potential delays in shipping and related pricing impacts and political issues and fluctuation in currency and exchange rates; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate new or acquired businesses into our existing business; (xiv) our ability to service any debt we incur from time to time as well as our ability to maintain the requirements that the agreements related to such debt impose upon us; (xv) the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; (xvi) our reliance on manufacturers to maintain ethical business practices; (xvii) our ability to protect our trademarks and other intellectual property rights; (xviii) our ability to maintain and our reliance on our information technology infrastructure; (xix) our dependence on the success of our brand; (xx) competition in our market, including promotional and pricing competition; (xxi) our reliance on the effective use of customer information; (xxii) the effects of government regulation; (xxiii) the control of our company by our sponsors and any potential change of ownership of those sponsors; and (xxiv) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 586 stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga